Exhibit 10.26

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

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LICENSE AGREEMENT

BETWEEN

TARVEDA THERAPEUTICS, INC.

AND

MADRIGAL PHARMACEUTICALS, INC.

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LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of September 14, 2016 (the “Effective Date”) by and between Tarveda Therapeutics, Inc., a Delaware corporation (“Tarveda”) and Madrigal Pharmaceuticals, Inc., a Delaware corporation (“Madrigal”). Tarveda and Madrigal each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Madrigal possesses certain Patents, Know-How and expertise with respect to the Agreement Products (each as defined below);

WHEREAS, Tarveda possesses expertise in developing and commercializing human therapeutics; and

WHEREAS, Tarveda desires to obtain an exclusive, worldwide license under the Madrigal Technology (as defined below) to develop and commercialize HDCs (as defined below), on the terms described in this Agreement;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the specified meanings.

1.1

Affiliate. Affiliate means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person will be regarded as in control of another Person if it (a) owns or controls more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2

Agreement Product. Agreement Product means all therapeutic products that contain HDCs, including but not limited to (a) the Existing HDCs, (b) any HDCs generated by Tarveda, its Affiliates or its Sublicensees through the use of the Madrigal Technology, or (c) any HDCs generated by Tarveda, its Affiliates or its Sublicensees that are Covered by a Valid Claim within the Madrigal Technology Patents.

1.3

Applicable Law. Applicable Law means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic

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or foreign, including any applicable rules, regulations, guidelines, or other equirements of the Regulatory Authorities that may be in effect from time to time.

1.4

Approval Application. Approval Application means either a New Drug Application or Biologics License Application, whichever is applicable for the specific Agreement Product, filed with the FDA or the corresponding counterpart in jurisdictions other than the United States.

1.5	Breaching Party. See Section 8.3.3.

1.6	Business Day. Business Day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Boston, Massachusetts are authorized or obligated to close.

1.7

Calendar Quarter. Calendar Quarter means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.8	Calendar Year. Calendar Year means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.9

Commercialize. Commercialize or Commercializing means to market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a product, to conduct activities, other than Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval, and to conduct post-approval studies. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.10

Commercially Reasonable Efforts. Commercially Reasonable Efforts means with respect to the efforts to be expended by any Party with respect to any objective, commercially reasonable and good faith efforts to accomplish such objective.

1.10.1

With respect to any objective relating to the Development, Manufacture or Commercialization of an Agreement Product by a Party, “Commercially Reasonable Efforts” means those efforts normally used [***], with respect to a similar compound, product or product candidate, taking into account all Relevant Factors in effect at the time such efforts are to be expended. It is expressly understood that, in certain circumstances, in light of all Relevant Factors, it may be consistent with the use of Commercially Reasonable Efforts for a Party to cease further Development, Manufacturing or Commercialization of an Agreement Product in a particular country or generally. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure shall be taken into account in determining whether the affected Party has used Commercially Reasonable Efforts to perform any such affected obligations.

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1.10.2

“Relevant Factors” means all relevant factors that may affect the Development, Manufacturing or Commercialization of an Agreement Product, generally or in regard to any particular country, including (as applicable) to the extent not caused by the action or inaction of the applicable Party, or its Sublicensees or Affiliates: actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected research, development, manufacturing, and commercialization costs, timelines and budgets; any issues regarding the ability to manufacture or have manufactured the Agreement Product; the likelihood of obtaining Regulatory Approvals (including satisfactory reimbursement or pricing approvals) and the timing and costs of such approvals; the labeling or anticipated labeling obtained or to be obtained with respect to the Agreement Product; the then-current competitive environment and the likely competitive environment at the time of projected entry of the Agreement Product into the market; past performance of the Agreement Product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability, for the Agreement Product and for any competitive product or products; proprietary position, including the strength and duration of patent or other intellectual property protection and the likelihood and duration of any resulting intellectual property-based exclusivity; the potential availability of regulatory exclusivity, the likelihood of obtaining such regulatory exclusivity and the likely length and effectiveness of such regulatory exclusivity; and any other relevant scientific, technical, operational and commercial factors.

1.11

Completion. Completion means, with respect to any clinical trial, the date on which (a) the database(s) containing the applicable clinical trial data is determined to be complete and locked in order to permit the analysis of the primary and secondary endpoints of such clinical trial and (b) the final tables, listing and figures, together with any additional post-hoc analyses needed to support the interpretation of the results from such clinical trial have been compiled (ignoring for this purpose, any roll-over study conducted to collect additional data regarding the patients in such clinical trial after the collection of the data that will be used to evaluate the primary and secondary endpoints of the clinical trial).

1.12

Controlled. Control or Controlled means with respect to any intellectual property right, data or materials, possession of the right (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license, access or other right in, to or under such intellectual property right, data or materials.

1.13	Conversion Election. See Section 3.9.

1.14

Covered. Covered means, with respect to a Patent, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of a product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently being prosecuted.

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1.15

Development. Development means, with respect to an Agreement Product or Diagnostic Product, all pre-clinical, clinical and non-clinical research and development activities for such Agreement Product or Diagnostic Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including pre-approval clinical trials), regulatory affairs, pharmacovigilance, clinical trial regulatory activities, obtaining and maintaining Regulatory Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.

1.16	Diagnostic Product. Diagnostic Product means an HSP90 targeting moiety (including inhibitors) joined to a diagnostic agent via a linker.

1.17	Disclosing Party. See Section 9.1.

1.18	Effective Date. See first paragraph of this Agreement.

1.19	Exclusive License. Exclusive License means the exclusive license provided for in Section 2.1.

1.20	Existing HDC. Existing HDC means STA-8666 and any and all other HDCs previously conceived of by Madrigal or its collaborators.

1.21	Exploit. Exploit means to Develop, Manufacture, or Commercialize a product. Cognates of the word “Exploit” shall have correlative meanings.

1.22	Filing Party. See Section 5.2.

1.23

Force Majeure. Force Majeure means a condition beyond the control of a Party, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, flood, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

1.24	Governmental Authority. Governmental Authority means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.25	HDC. HDC means a drug consisting of a Heat Shock Protein 90 (HSP90) targeting moiety (including inhibitors) joined to an anti-cancer agent or other disease controlling agent (payload) via a linker.

1.26	HDC Patents and Know-How. HDC Patents and Know-How means the respective Patents and Know-How within the Madrigal Technology that relate exclusively or primarily to HDCs.

1.27	Indemnified Party. See Section 7.3.

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1.28	Indemnifying Party. See Section 7.3.

1.29

Infringed. Infringed means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe, provided however, that a judicial or administrative decision is not a pre-requisite to a Patent being Infringed for purposes of this Agreement.

1.30	Initiation. When used in reference to any clinical trial, Initiation of such clinical trial means dosing of the first patient in such clinical trial.

1.31	Insolvency Event. See Section 8.4.

1.32	Inventory. See Section 3.4.

1.33

Know-How. Know-How means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

1.34	Liability. See Section 7.1.

1.35	Madrigal. See first paragraph of this Agreement.

1.36	Madrigal Breach Event. See Section 8.3.

1.37	Madrigal Indemnified Party. See Section 7.1.

1.38	Madrigal In-License Agreement. See Section 4.9.

1.39

Madrigal Technology. Madrigal Technology means all Patents, Know-How and other intellectual property Controlled by Madrigal or its Affiliates during the term of the Agreement related to the Exploitation of HDCs (including, without limitation, the Existing HDCs). Notwithstanding the foregoing, Madrigal Technology shall not include any Patents, Know-How or other intellectual property Controlled by any acquirer of Madrigal or any entity acquired by Madrigal, or any Affiliate of such acquirer or entity, except for any Patents, Know-How or other intellectual property developed by such acquirer, entity or Affiliate through use of the Madrigal Technology as in existence on the Effective Date.

1.40	Madrigal Technology Patent. Madrigal Technology Patent means any Patent included in the Madrigal Technology.

1.41

Manufacture. Manufacture or Manufactured or Manufacturing means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a product. When used as a verb, Manufacture means to engage in Manufacturing.

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1.42

Marketing Approval. Marketing Approval means, with respect to any Agreement Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Agreement Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Agreement Product by the FDA, with respect to the European Union, approval of an Approval Application for such Agreement Product by the European Commission, and with respect to Japan, approval of an Approval Application for such Agreement Product by the Ministry of Health, Labour and Welfare.

1.43

Net Sales. Net Sales means the gross invoiced price for Agreement Products or Diagnostic Products sold by Tarveda, its Affiliates or Sublicensees (the “Selling Party”) to Third Parties, less the following deductions from such gross amounts, to the extent such deductions are directly applicable or relatable to the sales of Agreement Products or Diagnostic Products giving rise to the gross invoiced price:

(a)

credits or allowances, if any are actually allowed, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of Agreement Products or Diagnostic Products previously sold (including product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt [***];

(b)

import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), to the extent not reimbursed by a non-related party;

(c)	insurance, customs charges, freight, shipping and other transportation costs incurred in shipping product to such non-related parties, to the extent not reimbursed by a non-related party;

(d)

discounts (including trade, quantity, cash discounts and fees for services) actually allowed, cash and non-cash coupons (to extent actually redeemed), retroactive price reductions, and charge back payments and rebates granted to any non-related party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing organizations and managed care organizations (and other similar entities and institutions)); and

(e)

fees paid to purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing organizations and managed care organizations (and other similar entities and institutions) which effectively reduce the selling price or gross sales of the Agreement Product or Diagnostic Product.

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A qualifying amount may be deducted only once regardless of the number of the preceding categories that describe such amount. If a Selling Party makes any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments and payment of any royalties due will be reported with the next quarterly report, [***]. Sales between or among Tarveda, its Affiliates and Sublicensees will be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by Tarveda or any such Affiliates or Sublicensees. An Agreement Product or Diagnostic Product will not be deemed to be sold if the Agreement Product or Diagnostic Product is provided free of charge to a Third Party in reasonable quantities as a sample consistent with industry standard promotional and sample practices.

If a sale, transfer or other disposition with respect to Agreement Products or Diagnostic Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition will be calculated on the average Net Sales price of the Agreement Product or Diagnostic Product in arm’s length sales for cash in the relevant country during the same Calendar Quarter as such sale, transfer or other disposition.

Solely for purposes of calculating Net Sales, if Tarveda or its Affiliates or any permitted Sublicensee sells an Agreement Product in the form of a combination product containing an Agreement Product and one or more other therapeutically or prophylactically active ingredients or delivery devices (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and sold together for a single price) (a “Combination Agreement Product”), Net Sales of such Combination Agreement Product for the purpose of determining the payments due to Madrigal pursuant to this Agreement will be calculated [***].

1.44	New Madrigal Agreement. See Section 4.9.

1.45	Non-Breaching Party. See Section 8.3.3.

1.46	Non-Filing Party. See Section 5.2.

1.47	Non-HDC Patents and Know-How. See Section 5.3.1.

1.48	Party. See first paragraph of this Agreement.

1.49

Patent. Patent means any issued patent or pending patent application in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

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1.50

Person. Person means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.51

Phase 1 Clinical Trial. Phase 1 Clinical Trial means any human clinical trial of an Agreement Product conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States.

1.52

Phase 2a Clinical Trial. Phase 2a Clinical Trial means any human clinical trial of an Agreement Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a particular indication or indications that would satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States.

1.53

Phase 2b Clinical Trial. Phase 2b Clinical Trial means any human clinical trial of an Agreement Product conducted mainly to verify the appropriate dose for a Registration Study for a particular indication or indications that would satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States.

1.54

Price Approval. Price Approval means, in any jurisdiction where a governmental authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products as a condition of sale in such jurisdiction, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.

1.55	Prior Payments. See Section 7.6.

1.56	Receiving Party. See Section 9.1.

1.57

Registration Study. Registration Study means any human pivotal clinical trial of an Agreement Product performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an Approval Application by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States.

1.58	Regulatory Approval. Regulatory Approval means any technical, medical or scientific license, registration, authorization or and approval of any Regulatory Authority, necessary

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for the Development, Manufacture or Commercialization of a pharmaceutical product in a regulatory jurisdiction.

1.59

Regulatory Authority. Regulatory Authority means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of Regulatory Approvals or Price Approvals for pharmaceutical products in such country or countries.

1.60

Residual Knowledge. Residual Knowledge means knowledge, techniques, experience and Know-How that are (a) reflected in any Confidential Information owned or Controlled by the Disclosing Party and (b) retained in the unaided memory of any authorized representative of the Receiving Party after having access to such Confidential Information. A Person’s memory will be considered to be unaided if the Person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Know-How to the extent (at any time, for such time) within the scope of any valid patent claim owned or Controlled by the Disclosing Party.

1.61	Royalty-Bearing Product. Royalty-Bearing Product means an Agreement Product or a Diagnostic Product.

1.62	STA-8666. STA-8666 means a synthetic small molecule drug conjugate comprised of a HSP90 inhibitor chemically linked to SN-38, the active metabolite of the topoisomerase I inhibitor irinotecan.

1.63

Sublicense. Sublicense means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any licensed right under any Patent, Know-How or other intellectual property right. When used as a noun, “Sublicense” means any agreement to Sublicense.

1.64	Sublicensee. Sublicensee means a Third Party, other than a distributor, to whom Tarveda (or a Sublicensee or Affiliate) sublicenses any of the rights granted to Tarveda hereunder during the Term.

1.65	Tarveda. See first paragraph of this Agreement.

1.66	Tarveda Indemnified Party. See Section 7.2.

1.67	Term. See Section 8.1.

1.68	Third Party. Third Party means any Person other than Tarveda, Madrigal or their respective Affiliates.

1.69	Third Party Infringement. See Section 5.3.1.

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1.70

Valid Claim. Valid Claim means a claim of any issued and unexpired patent or patent application within the Madrigal Technology Patents that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Madrigal Technology Patents shall not have issued [***] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim (from and after which time the same would be deemed a Valid Claim).

ARTICLE 2.

LICENSE

2.1

Exclusive License. Madrigal grants to Tarveda (and its Affiliates) an exclusive, worldwide, royalty-bearing, sublicenseable license, under the Madrigal Technology, to Exploit HDCs (including, without limitation, Existing HDCs). In addition, Madrigal grants Tarveda (and its Affiliates) an exclusive, worldwide, royalty-bearing license to use any HSP90 targeting moiety (including inhibitors) that is included within Madrigal Technology in the Exploitation of HDCs. For clarity, only one royalty rate shall be applicable to any given Royalty-Bearing Product regardless of whether both license grants apply to such Royalty-Bearing Product. Additionally, under the foregoing license grants, Tarveda has the exclusive right to Exploit Diagnostic Products and such Diagnostic Products shall not be subject to any milestones, royalties or other payments owed by Tarveda to Madrigal under this Agreement except as otherwise expressely provided for in Section 4.8.1.

2.2

Exclusivity. During the Term, Madrigal (and its Affiliates) shall not Exploit, or authorize (by license or otherwise) any Third Party to Exploit, [***], provided however, that the foregoing restriction shall not apply to any acquirer of Madrigal or any entity acquired by Madrigal, or any Affiliate of such acquirer or entity, so long as such acquirer, entity or Affiliate does not use the Madrigal Technology as in existence on the Effective Date.

2.3

No Implied Licenses. All rights in and with respect to any intellectual property Controlled by a Party that are not expressly licensed, granted or assigned to the other Party under this Agreement are retained by the first Party. Except as expressly provided in this Agreement, no Party shall be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property. Tarveda shall not use the Madrigal Technology except for the Exploitation of Agreement Products or Diagnostic Products.

ARTICLE 3.

EXPLOITATION OF AGREEMENT PRODUCTS

3.1

Overview of Development. Tarveda will be solely responsible for all Development of Agreement Products and Diagnostic Products, subject to the diligence terms set forth in Sections 3.8 and 3.9, at Tarveda’s sole expense. On and after the Effective Date, Tarveda shall bear all of the costs of carrying out activities related to the Agreement Products and

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Diagnostic Products other than any costs that were expended by Madrigal prior to the Effective Date and any costs related to the technology transfer outlined in Section 3.5 of this Agreement.

3.2	Commercialization of Agreement Products. Tarveda will be solely responsible for the Commercialization of Agreement Products and Diagnostic Products, at Tarveda’s sole expense.

3.3

Report of Progress. Tarveda will provide a written progress report annually to Madrigal by the end of the first week of June of each Calendar Year, as well as a brief summary presentation by the end of the first week of December of each Calendar Year.

3.4

Manufacture and Supply of Agreement Products. Madrigal hereby sells, conveys, assigns and transfers to Tarveda all right, title and interest in and to all existing drug product, drug substance or other intermediary components of STA-8666 and any other Agreement Product (the “Inventory”). Madrigal will transfer to Tarveda to the location designated by Tarveda using a carrier selected by and paid for by Madrigal EXW (Incoterms 2010) within 30 days of the Effective Date, (1) the Inventory and (2) copies of all existing agreements related to the supply chain for the manufacture of clinical trial materials including but not limited to any agreements with [***]. Madrigal shall enter into customary documents, including an appropriate bill of sale, if required, for the shipment of Inventory to Tarveda. Prior to delivery of such Inventory to Tarveda, Madrigal will store and handle all Inventory in the same manner and using the same degree of care in which such Inventory was stored and handled immediately prior to the Effective Date. All transfers of Inventory under this Section 3.4 will include the original certificates of analysis and other related documents for such Inventory.

For a period of [***] following the Effective Date, Madrigal will undertake Commercially Reasonable Efforts to provide access to previous Madrigal personnel for technical support for the Manufacturing of clinical trial material and IND filing, it being understood that such personnel are no longer employed by Madrigal and that Madrigal cannot obligate such personnel to work with Tarveda. Madrigal hereby authorizes Tarveda to directly engage any such personnel and shall waive any restrictions it may have with respect to such personnel in connection with the provision of such support to Tarveda. Any expenses of utilizing such personnel shall be borne by Tarveda.

For a period of [***] following the Effective Date, Madrigal shall use Commercially Reasonable Efforts to assist Tarveda in assuming (or if assumption is not possible, then otherwise obtaining the benefit of) any existing vendor agreement(s) for the Manufacture of any Agreement Product or component thereof.

Without limiting the generality of the foregoing, Madrigal shall support Tarveda in assuming (or if assumption is not possible, then otherwise obtaining the benefit of) Madrigal’s existing arrangements with [***] and shall allow transfer of the existing reservation, if any, of allocating manufacturing capacity where they exist to Tarveda.

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Tarveda will be solely responsible for all future Manufacturing of Agreement Products and Diagnostic Products needed for Development and Commercialization of Agreement Products and Diagnostic Products.

3.5	Technology Transfer and Data Sharing.

3.5.1

Madrigal will provide to Tarveda such Know-How which is readily available to Madrigal as Tarveda may reasonably request in order to practice the Madrigal Technology or to otherwise Exploit Agreement Products or Diagnostic Products in accordance with a mutually acceptable set of activities (including, in response to any questions from a Regulatory Authority, Know-How related to HSP90 inhibitors). Notwithstanding the above, Madrigal will transfer to Tarveda all known files and data relating to STA-8666 and all other conjugates developed by Madrigal and all other known supporting documents related to the same.

3.5.2

Such transfer will include all Know-How Controlled by Madrigal regarding the prior development of HDCs that Tarveda may reasonably request for use in connection with Development of the Agreement Products or Diagnostic Products. Madrigal will undertake Commercially Reasonable Efforts to make its current and former employees that have generated Know-How with respect to HDCs available for Tarveda to consult with in connection with the transfer of such Know-How.

3.5.3

After the completion of the technology transfer, Madrigal shall provide Tarveda access to any Know-How in the Madrigal Technology that Tarveda may reasonably request in order to practice the Madrigal Technology or to otherwise Exploit Agreement Products or Diagnostic Products to the extent any such Know-How has not been transferred (e.g., access to laboratory notebooks).

3.5.4

Each Party shall designate in writing a senior level employee of such Party that will act as the primary contact with respect to the technology transfer and such employee shall responsible for coordinating efforts with respect to the technology transfer.

3.6	Regulatory Filings and Approvals.

3.6.1

Registration Strategy for Agreement Products. Subject to Sections 3.8 and, Tarveda will have sole responsibility for developing a registration strategy for each Agreement Product and Diagnostic Product and for coordinating all regulatory matters with respect to Agreement Products.

3.6.2	Regulatory Filings and Approvals. Tarveda will file, in its own name, all applications for any form of regulatory approval for all Agreement Products and Diagnostic Products.

3.6.3

Inspections. Madrigal shall cooperate in good faith with respect to the conduct of any inspection by any Regulatory Authority of any site or facility of Madrigal or any third party contract vendor who was engaged by Madrigal for the development

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of the Agreement Products and Diagnostic Products including third party contract manufacturers.

3.7

Publication of Results or other Information. Tarveda shall make all decisions regarding any publication of pre-clinical data or clinical trial results or any other information regarding Development of Agreement Products and Diagnostic Products.

3.8

Diligence. Tarveda will use Commercially Reasonable Efforts to Develop STA-8666. Tarveda will be deemed to be using such Commercially Reasonable Efforts [***]. In addition, Tarveda will use Commercially Reasonable Efforts to Develop at least one other Agreement Product and will begin work on such other Agreement Product(s) as soon as is practicable after the Effective Date.

3.9

Progress Required to Maintain Rights. In addition to its diligence obligations above, in order to maintain its rights under the Exclusive License, Tarveda must achieve the following Progress Milestones by the specified dates:

Progress Milestone	Deadline
[***]	[***] after the Effective Date
[***]	[***] after [***]
[***]	[***] after [***]
[***]	[***] after [***]

Tarveda shall provide prompt written notice of achievement of each of the foregoing Progress Milestones, or prompt notice of the failure to achieve any Progress Milestone by the date specified. Without limiting the generality of the foregoing, Tarveda will use Commercially Reasonable Efforts to achieve the foregoing Progress Milestones by the specified target dates. Should Tarveda be unable to achieve such Progress Milestones in this Section 3.9 by the agreed upon dates and such delay is not related to external factors such as collaborators (including the [***]), external vendor performance issues or other matters, in each case beyond Tarveda’s control, Madrigal will have the ability to undertake the following actions: (i) terminate the exclusive license relating to STA-8666 and (ii) convert the exclusive license to a non-exclusive license for any Agreement Product that is not in Development at the later of [***] from the Effective Date or date of such missed Progress Milestones (the “Conversion Election”). For the sake of clarity, any Agreement Product that is in Development at the time of the Conversion Election, other than STA-8666, will continue to be exclusively licensed to Tarveda. Madrigal shall be required to provide to Tarveda written notice of the Conversion Election within 30 days after the receipt of Tarveda’s notice of its failure to meet a Progress Milestone. For the further sake of clarity, such failure to meet diligence timelines will allow such conversion of license as defined above but would not mean that Tarveda has violated its diligence obligations as

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long as Tarveda had used Commercially Reasonable Efforts for Development of Agreement Products.

3.10

Effect of Sublicensing on Diligence Obligations and Achievement of Required Progress. Sublicensing will not relieve Tarveda of its diligence obligations or of the requirement that Tarveda achieve certain Progress Milestones in order to maintain its rights under this Agreement. However, activity by Sublicensee(s) and under any Sublicense will count toward satisfaction of Tarveda’s diligence obligations and achievement of any Progress Milestone by any Sublicensee will count as achievement of such milestone by Tarveda.

ARTICLE 4.

FINANCIAL PROVISIONS

4.1	Initial Payments. Tarveda shall pay to Madrigal an upfront fee of $150,000 within [***] days after the Effective Date.

4.2

Development Milestones for First Agreement Product to Achieve Milestone. Tarveda shall pay Madrigal the milestone payments set forth in this Section 4.2 upon the achievement of such milestone by the first Agreement Product to achieve such milestone. Each milestone payment may be earned one time only.

Milestone	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.3

Development Milestones for Second Agreement Product to Achieve Milestone. Tarveda shall pay Madrigal the milestone payments set forth in this Section 4.3 upon the achievement of such milestone by the second Agreement Product to achieve such milestone. Each milestone payment may be earned one time only.

Milestone	Payment
[***]	[***]
[***]	[***]

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[***]	[***]
[***]	[***]
[***]	[***]

4.4

Commercial Milestones for First Agreement Product. Tarveda shall pay Madrigal the milestone payments set forth in this Section 4.4 upon the achievement of such milestone by the first Agreement Product to be Commercialized.

First Agreement Product to Be Commercialized Achieves Annual Worldwide Net Sales Equal to:	Payment ($$ millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each of the foregoing Commercial Milestone payments is payable one time only for the first Agreement Product; if more than one milestone is achieved in the same year, all such milestones would be paid if not previously paid. For example, if Annual Worldwide Net Sales [***] in the first year, both the [***] milestone payments would be payable.

4.5

Commercial Milestones for Second Agreement Product. Tarveda shall pay Madrigal the milestone payments set forth in this Section 4.5 upon the achievement of such milestone by the second Agreement Product to be Commercialized.

Second Agreement Product to Be Commercialized Achieves Annual Worldwide Net Sales Equal to:	Payment ($$ millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each of the foregoing Commercial Milestone payments is payable one time only for the second Agreement Product; if more than one milestone is achieved in the same year, all such milestones would be paid. For example, if Annual Worldwide Net Sales [***] in the first year, both the [***] milestone payments would be payable.

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4.6

Effect of Sublicensing on Achievement of Development and Commercial Milestones. Achievement by any Sublicensee of any development milestone or Commercial Milestone will constitute achievement of such milestone by Tarveda (if not already achieved by Tarveda). Net Sales of the Agreement Product by Sublicensee(s) will count toward Net Sales of such Agreement Product for the purpose of determining achievement of any Commercial Milestone.

4.7

Notice and Payment. Tarveda shall provide Madrigal with written notice upon the achievement of each of the milestone events set forth in Sections 4.2 through 4.5, such notice to be provided, within [***] days after Tarveda determines that such development milestone or Commercial Milestone has been achieved. Tarveda shall make the appropriate milestone payment concurrently with such notice.

4.8	Royalties.

4.8.1

Royalty Rates. Tarveda shall pay Madrigal royalties based on the aggregate, worldwide Net Sales of each Royalty-Bearing Product during a Calendar Year at the rates set forth in the table below. The obligation to pay royalties shall be imposed only once with respect to the same unit of a Royalty-Bearing Product.

Agreement Product
Annual Worldwide Net Sales of Agreement Product	Royalty Rate
Net Sales equal to or less than [***]	[***]
Net Sales greater than [***] but equal to or less than [***]	[***]
Net Sales greater than [***] but equal to or less than [***]	[***]
Net Sales greater than [***]	[***]

For Agreement Products Commercialized after first Agreement Product, the royalty rate will be reduced [***] on the first two Net Sales rungs and [***] on the second two Net Sales rungs. By way of illustration, the royalty rate payable for the second Agreement Product and each subsequent Agreement Product with respect to annual worldwide net sales: equal to or less than [***] would be [***]; greater than [***] but equal to or less than [***] would be [***]; greater than [***] but equal to or less than [***] would be [***]; and greater than [***] would be [***].

Diagnostic Product
For Diagnostic Products, the royalty rate will be (a) [***] for a companion Diagnostic Product to an Agreement Product and (b) [***] for any other Diagnostic Product.

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Agreement Product

Annual Worldwide Net Sales of Agreement Product	Royalty Rate

Notwithstanding the foregoing to the contrary, for a companion Diagnostic Product to an Agreement Product, with respect to net sales generated by a Sublicensee, Madrigal shall only receive the lower of (i) the above stated royalty for such companion Diagnostic Product and (ii) [***] of any royalties received by Tarveda from such Sublicensee with respect to the sale of such companion Diagnostic Product.

4.8.2

Royalty Term. Royalties on any Agreement Product would be payable, on an Agreement Product-by-Agreement Product and country-by-country basis, until the later of (i) expiration of the last Valid Claim contained in the Madrigal Technology Patents Covering the Agreement Product in such country; or (ii) expiration of regulatory exclusivity in such country (so long as [***] (by way of example, if an Agreement Product [***] (but [***]), then the royalty term [***] would fall under clause (ii) above). Other than with respect to a Diagnostic Product that is a companion diagnostic to an Agreement Product, royalties on any Diagnostic Product would be payable, on a Diagnostic Product-by-Diagnostic Product and country-by-country basis, until the expiration of the last Valid Claim contained in the Madrigal Technology Patents Covering the Diagnostic Product in such country. With respect to a Diagnostic Product that is a companion diagnostic to an Agreement Product, royalties on any such Diagnostic Product would be payable, on a Diagnostic Product-by-Diagnostic Product and country-by-country basis, during the respective royalty term of the applicable Agreement Product for such companion Diagnostic Product. [***] the royalty rate following expiration of the last Valid Claim in such country, but during the remaining term of any regulatory exclusivity, shall be reduced to [***] of the otherwise applicate royalty rate.

4.8.3

Effect of Sublicensing on Royalties. Net Sales of a Royalty-Bearing Product by a Sublicensee will be subject to the same royalty obligations as Net Sales by Tarveda. Net Sales by Sublicensee(s) will be aggregated with Net Sales by Tarveda for the purpose of determining the level of annual Net Sales of the applicable Royalty-Bearing Product so as to determine the applicable royalty rate.

4.8.4

Royalty Adjustment for Third Party Royalties for Blocking IP. The royalty payable with respect to Net Sales of any Agreement Product in any country would be reduced by [***] of any amounts payable by Tarveda to a Third Party in order to obtain rights to any intellectual property that is necessary or useful for the Exploitation of an Agreement Product in such country, but not to a royalty rate lower than [***] of the royalty rate that would have been otherwise applicable.

4.8.5	Royalty Adjustment for Generic Entry. If a generic equivalent of an Agreement Product is approved for marketing in any country, the royalty payable on Net Sales

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of such Agreement Product in such country would be reduced, effective on the date of market entry of the generic in that country, to [***] of the amount otherwise payable on such Net Sales [***], and if any such generic drug or equivalents gain collectively greater than [***] market share in such country based on unit sales as reported by IMS or similar source, no royalties would be payable in such country for so long as such market share is maintained.

4.8.6

Royalty Reports. During the Term, within [***] days after the end of each Calendar Quarter, Tarveda shall deliver a report to Madrigal specifying on a Royalty-Bearing Product-by-Royalty-Bearing Product basis: (a) gross sales in the relevant Calendar Quarter, (b) Net Sales in the relevant Calendar Quarter, including a summary of deductions applied to determine Net Sales; (c) a summary of the then-current exchange rate methodology then in use by Tarveda, (d) any adjustments under Sections 1.4.2, 4.8.2, 4.8.4 and or 4.8.5, (e) royalties payable on such Net Sales, and (f) achievement of any Commercial Milestone under Section 4.5. All royalty payments due for each Calendar Quarter shall be due and payable together with Tarveda’s delivery of the applicable report under this Section 4.8.6.

4.9

Sublicensing Fees. In the event that Tarveda enters into an agreement with a Sublicensee prior to [***] and such Sublicense provides for the payment of an upfront fee to Tarveda, then Tarveda shall pay to Madrigal: (a) in the case of any upfront fee received by Tarveda with respect to a Sublicense granted prior to [***], [***] of the amount by which such upfront fee exceeds [***]; and (b) in the case of any upfront fee received by Tarveda with respect to a Sublicense granted after [***], [***] of the amount by which such upfront fee exceeds [***]. Tarveda would be entitled to offset [***] of any such payment to Madrigal against any future, commercial milestones or royalties owed to Madrigal under this Agreement.

4.10

Payments to Third Parties under any New Madrigal Agreement. If any Madrigal Technology is in-licensed or acquired by Madrigal during the Term under agreements with Third Party licensors or sellers (such agreements, the “New Madrigal Agreements”), any payment obligations arising under the New Madrigal Agreements as a result of the Exploitation of any Agreement Product or Diagnostic Product by Tarveda under this Agreement shall be paid solely by Madrigal.

4.11	Payment Method; Currency.

4.11.1	All payments under this Agreement shall be paid in U.S. Dollars, by wire transfer to an account designated by Madrigal (which account Madrigal may update from time to time in writing).

4.11.2

If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, then such amounts shall be converted to their U.S. Dollar equivalent using Tarveda’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology

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for the translation of foreign currency expenses into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

4.12

Withholding Tax. Where any sum due to be paid to Madrigal hereunder is subject to any withholding or similar tax, Tarveda shall pay such withholding or similar tax to the appropriate Government Authority and deduct the amount paid from the amount then due Madrigal, in a timely manner and promptly transmit to Madrigal an official tax certificate or other evidence of such withholding sufficient to enable Madrigal to claim such payment of taxes. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Tarveda to Madrigal under this Agreement. Madrigal shall provide Tarveda any tax forms that may be reasonably necessary in order for Tarveda not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

4.13

Records, Audit. During the Term and for [***] years thereafter, Tarveda shall, and shall cause its Affiliates and Sublicensees to, keep and maintain accurate and complete records regarding Net Sales during the [***] preceding Calendar Years. Upon reasonable prior written notice from Madrigal, Tarveda, its Sublicensees and Affiliates shall permit an independent certified public accounting firm, selected by Madrigal and reasonably acceptable to Tarveda, to examine the relevant books and records of Tarveda and its Sublicensees and Affiliates, as may be reasonably necessary to verify the reports submitted by Tarveda in accordance with Section 4.8.6. An examination by Madrgial under this Section 4.13 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than [***] before the date of the request. No Calendar Year will be subject to audit under this Section 4.13 more than once. The accounting firm shall be provided access to such books and records at Tarveda’s or its Sublicensee’s or Affiliate’s facility or facilities where such books and records are normally kept and such examination shall be conducted during normal business hours. Tarveda may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records. Upon completion of the audit, the accounting firm shall provide both Madrigal and Tarveda a written report disclosing whether the reports submitted by Tarveda are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Madrigal. If the report or information submitted by Tarveda results in an underpayment or overpayment, the Party owing such underpaid or overpaid amount shall promptly pay such amount to the other Party, and, if, as a result of such inaccurate report or information, such amount is an underpayment by Tarveda of more than [***], Tarveda shall reimburse Madrigal for the reasonable expense incurred by Madrigal in connection with the audit.

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4.14

Late Payment. Any payments or portions thereof due hereunder that are not paid when due, including any amounts payable based on an audit under Section 4.15, shall accrue interest from the date due until paid at an annual rate equal to LIBOR plus [***] percent (or the maximum allowed by Applicable Law, if less).

ARTICLE 5.

INTELLECTUAL PROPERTY

5.1

Ownership of Inventions – General Provisions. Each Party will retain sole ownership of any intellectual property rights Controlled by such Party as of the Effective Date, or created or acquired by such Party independently of this Agreement. Ownership of any intellectual property created pursuant to this Agreement will follow inventorship as determined under U.S. patent law.

5.2

Management, Prosecution and Maintenance of Madrigal Technology. Tarveda will have the first right at its expense, but not obligation, to file, prosecute and maintain the HDC Patents. Madrigal will have the first right at its expense, but not obligation, to file, prosecute and maintain all other Patents within the Madrigal Technology Patents. The Party not undertaking the filing, prosecuting and maintaining of a specific Patent (the “Non-Filing Party”) shall reasonably cooperate with the Party which has undertaken such actions (the “Filing Party”) requests for data, affidavits, and other information and assistance to support filing, prosecution and maintenance of the Patents within the Madrigal Technology Patents. The Filing Party shall promptly upon receipt forward to the Non-Filing Party copies of any significant office actions, communications, and correspondence relating to the Madrigal Technology Patents for which it is responsible. The Non-Filing Party shall have the right to comment on and to discuss prosecution and maintenance activities with the Filing Party, and the Filing Party shall consider the same in good faith. The Filing Party will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Patents specified under the Madrigal Technology Patents for which it has elected to undertake actions under this Section 5.2, provided, however, that the Filing Party does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Madrigal Technology Patents. Notwithstanding the foregoing, if the Filing Party determines that it no longer intends to file, prosecute or maintain any Patent, the Filing Party shall notify the Non-Filing Party at least sixty (60) days prior to any applicable filing deadline. The Non-Filing Party shall have the right in its sole discretion (upon notice to the Filing Party) to file, prosecute or maintain such Patent at such Party’s expense. In the event that Tarveda does not elect to file, prosecute or maintain an HDC Patent, then, if (a) Madrigal elects to do so, (b) a Patent issues (or remains issued), and (c) such Patent [***].

5.3	Enforcement of Madrigal Technology.

5.3.1

Notice. If Tarveda or Madrigal becomes aware that any Madrigal Technology is being Infringed or misappropriated by a Third Party (collectively, an “Third Party Infringement”), Tarveda or Madrigal, as the case may be, shall promptly notify the other Party thereof in writing, reasonably detailing the Third Party

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Infringement. Tarveda will have the sole right, but not the obligation, to enforce any HDC Patent or Know-How. Tarveda will have the first right, but not the obligation, to enforce any other Patent or Know-How within the Madrigal Technology (such Patents and Know-How, “Non-HDC Patents and Know-How”) against a Third Party Infringement with a Competitive Product. For the purposes of this Agreement, a “Competitive Product” means any [***] being Exploited by a Third Party.

5.3.2

Madrigal Role If Tarveda Enforces. Madrigal shall have the right to join such proceeding brought by Tarveda at any time at its own expense. Madrigal shall join such proceeding if it is deemed to be a necessary party and may join such proceeding if otherwise requested by Tarveda, in each case subject to Tarveda bearing all of Madrigal’s expenses and indemnifying Madrigal from any losses incurred as a result of Madrigal joining such action. Tarveda shall not admit the invalidity or unenforceability of any Madrigal Technology without Madrigal’s prior written consent. Tarveda shall keep Madrigal reasonably informed prior to and during any such enforcement. Madrigal shall assist Tarveda, upon request and at Tarveda’s expense, in taking any other reasonable actions to enforce the Madrigal Technology against such Third Party Infringement.

5.3.3

Enforcement by Madrigal. If Tarveda fails to abate a Third Party Infringement with respect to a Non-HDC Patent or Know-How, or to file an action to abate such Third Party Infringement, within [***] after the notice set forth in Section 5.3.1, or if Tarveda discontinues the prosecution of any such action, Madrigal at its expense may, in its discretion, undertake such action as it determines appropriate to enforce such Non-HDC Patents and Know-How. Madrigal shall keep Tarveda reasonably informed during any such enforcement. In such case, Tarveda shall assist Madrigal, upon request and at Madrigal’s expense, in taking any other reasonable actions to enforce the Non-HDC Patents and Know-How against such Third Party Infringement, including if necessary, joining in such action.

5.3.4

Recoveries. All monies recovered upon the final judgment or settlement of any action to enforce the Madrigal Technology shall be used first to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Madrigal and Tarveda (pro rata if the recovery is less than the amount to be reimbursed). The remaining portion of any such recovery shall be shared [***] to the Party bringing such action and [***] to the other Party.

5.3.5

No Liability for Unfavorable Outcome to Litigation. Neither Party shall incur any liability to the other Party as a consequence of any litigation brought as provided above or any unfavorable decision resulting therefrom, including any decision holding any Patent invalid or unenforceable.

5.4

Defense of Claims Brought by Third Parties. If a Third Party initiates a proceeding against either Party claiming that intellectual property owned by or licensed to such Third Party is infringed by the Exploitation of any Agreement Product or Diagnostic Product,

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each Party that is named as a defendant in such proceeding shall have the right to defend itself in such proceeding. The other Party shall reasonably assist the defending Party in defending such proceeding and cooperate in any such litigation at the request and expense of the defending Party. The defending Party shall provide the other Party with prompt written notice of the commencement of any such proceeding and shall keep the other Party apprised of the progress of such proceeding and shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party. If both Parties are named as defendants in any proceeding, both Parties may defend such proceeding and the Parties shall reasonably cooperate with respect to such defense.

5.5	Other Infringement.

5.5.1

Patents and Know-How Solely Owned by Madrigal. Madrigal shall retain all rights to pursue a Third Party Infringement of any Patent or Know-How solely owned by Madrigal against any party other than with respect to a Competitive Product and Madrigal shall retain all recoveries with respect thereto.

5.5.2

Patents and Know-How Solely Owned by Tarveda. Tarveda shall retain all rights to pursue an infringement of any Patent or Know-How solely owned by Tarveda and Tarveda shall retain all recoveries with respect thereto.

5.6

New Agreements. If, after the Effective Date, Madrigal enters into a New Madrigal Agreement pursuant to which Madrigal would obtain rights to any intellectual property that would, if solely-owned by Madrigal, be included in the Madrigal Technology hereunder, Madrigal shall ensure that such New Madrigal Agreement provides Madrigal with the right to sublicense such intellectual property to Tarveda under this Agreement on the same terms and conditions as such intellectual property would be licensed to Tarveda if solely-owned by Madrigal.

5.7

Patent Listing. Tarveda shall have the sole right, but not the obligation, to submit to all applicable Regulatory Authorities patent information pertaining to each applicable Agreement Product or Diagnostic Product pursuant to 21 U.S.C. § 355(b)(1)(G) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

5.8

Patent Term Extension. The Parties shall cooperate with each other in obtaining patent term restoration in any country under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to the Agreement Product or Diagnostic Product. Tarveda shall determine which relevant patents shall be extended (including, without limitation, by filing supplementary protection certificates and any other extensions that are now or in the future become available). In the event that Tarveda determines not to pursue any such restoration or extension, it shall so inform Madrigal and discuss in good faith with Madrigal such decision. Following any discussion requested by Madrigal, it shall abide by Tarveda’s determination and cooperate, as reasonably requested by Tarveda, in connection with the

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foregoing (including by providing appropriate information and executing appropriate documents, to the extent reasonably available).

5.9

Recording. If Tarveda deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions, Madrigal shall reasonably cooperate to execute and deliver to Tarveda any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Tarveda’s reasonable judgment, to complete such registration or recordation. Tarveda shall reimburse Madrigal for all reasonable out-of-pocket costs, including attorneys’ fees, incurred by Madrigal in complying with the provisions of this Section 5.9.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Tarveda. Tarveda hereby represents and warrants to Madrigal, as of the Effective Date, that:

6.1.1

it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.1.2

it (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.1.3	this Agreement has been duly executed and delivered on behalf of Tarveda and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

6.1.4

the execution, delivery and performance of this Agreement by Tarveda shall not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

6.1.5

Tarveda has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement.

6.2	Representations and Warranties of Madrigal. Madrigal hereby represents and warrants to Tarveda, as of the Effective Date, that:

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6.2.1

it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.2.2

it (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.2.3	this Agreement has been duly executed and delivered on behalf of Madrigal, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

6.2.4

the execution, delivery and performance of this Agreement by Madrigal shall not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

6.2.5

Madrigal has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement;

6.2.6

to Madrigal’s knowledge, Madrigal is the sole and exclusive owner of all Patents, Know-How and other intellectual property included in the Madrigal Technology and the Madrigal Technology is free and clear of any liens, charges and encumbrances;

6.2.7

as of the Effective Date, neither any license granted by Madrigal to any Third Party, nor any license granted by any Third Party to Madrigal conflicts with the license grants to Tarveda hereunder and Madrigal is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Madrigal Technology as it purports to grant to Tarveda under this Agreement;

6.2.8

Schedule 6.2.8 sets forth a true, correct and complete list of all Madrigal Technology Patents as of the Effective Date that are exclusively or primarily related to HDCs, all of which are owned by Madrigal;

6.2.9

no Third Party has challenged in writing the extent, validity or enforceability of any Madrigal Technology Patent (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

6.2.10	Madrigal has complied with all Applicable Laws, including any disclosure requirements of the United States Patent and Trademark Office or any analogous

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foreign Governmental Authority, in connection with the prosecution and maintenance of the Madrigal Technology Patents and has timely paid all filing and renewal fees payable with respect to any such Patents, except where any failure to do so would not have a material adverse effect on the rights granted to Tarveda taken as a whole;

6.2.11

Madrigal has obtained assignments from the inventors of all inventorship rights relating to the Madrigal Technology Patents, and all such assignments of inventorship rights relating to such Patents are valid and enforceable;

6.2.12	to Madrigal’s knowledge, no Third Party has any right, title or interest in or to, or any license under, any of the Madrigal Technology;

6.2.13

to Madrigal’s knowledge, Madrigal has taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Madrigal Know-How that constitutes a trade secret under Applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such Know-How) and, to Madrigal’s knowledge, such Madrigal Know-How has not been used, disclosed to or discovered by any Third Party except pursuant to confidentiality agreements and there has not been a breach by any party to such confidentiality agreements;

6.2.14	no Madrigal Technology is subject to any funding agreement with any government or governmental agency;

6.2.15	there are no judgments or settlements against or owed by Madrigal or, to its knowledge, pending or threatened in writing claims or litigation, in either case relating to the Madrigal Technology;

6.2.16

there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best knowledge of Madrigal, threatened in writing against Madrigal in connection with the Madrigal Technology or relating to the transactions contemplated by this Agreement; and

6.2.17

to its knowledge, Madrigal has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with the Madrigal Technology and the Development of Agreement Products.

6.3	Madrigal Covenants. Madrigal hereby covenants to Tarveda that, except as expressly permitted under this Agreement:

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6.3.1

Madrigal shall maintain and not breach any New Madrigal Agreements that provide a grant of rights from such Third Party to Madrigal that are Controlled by Madrigal and are licensed or may become subject to a license from Madrigal to Tarveda under this Agreement;

6.3.2

Madrigal shall promptly notify Tarveda of any material breach by Madrigal or a Third Party of any New Madrigal Agreement, and in the event of a breach by Madrigal, shall permit Tarveda to cure such breach on Madrigal’s behalf upon Tarveda’s request;

6.3.3

Madrigal shall not amend, modify or terminate any New Madrigal Agreement in a manner that would adversely affect Tarveda’s rights hereunder without first obtaining Tarveda’s written consent, which consent may be withheld in Tarveda’s sole discretion;

6.3.4

Madrigal shall not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case that restricts, limits or encumbers the rights granted to Tarveda under this Agreement (including, Tarveda’s right to review and comment on patent prosecution with respect to Mardigal Technology Patents that are not exclusively or primarily related to HDCs); and

6.3.5

Except with respect to the grant of a license to a Third Party to Exploit an HSP90 inhibitor itself as a therapeutic agent or in combination with another pharmaceutically active agent (but not covalently linked to such agent), Madrigal shall not and shall cause its Affiliates not to (a) license, sell, assign or otherwise transfer to any Person any Madrigal Technology (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any Madrigal Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness), in both cases in a manner which would impair the rights granted to Tarveda herein.

6.4

Disclaimer. Except as otherwise expressly set forth in this Agreement, neither Party nor its Affiliates makes any representation or extends any warranty of any kind, either express or implied, including any warranty of merchantability or fitness for a particular purpose. Tarveda and Madrigal understand that each Agreement Product and Diagnostic Product is the subject of ongoing Development and that neither Party can assure the safety, usefulness or commercial or technical viability of any Agreement Product or Diagnostic Product.

ARTICLE 7.

INDEMNIFICATION; INSURANCE

7.1

Indemnification by Tarveda. Tarveda shall indemnify, defend and hold harmless Madrigal, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Madrigal Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and

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cost (collectively, a “Liability”) that the Madrigal Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

7.1.1

any claims of any nature arising out of the Exploitation of any Agreement Product or Diagnostic Product by, on behalf of, or under the authority of, Tarveda, other than (a) any claim that the Madrigal Technology used to Exploit any Agreement Product or Diagnostic Product was misappropriated by Madrigal from any Third Party (excluding any claims of infringement of a Patent), or (b) claims for which Madrigal is required to indemnify Tarveda pursuant to Section 7.2; or

7.1.2

the material breach by Tarveda of any of its representations, warranties or covenants set forth in this Agreement, except to the extent caused by the gross negligence or intentional acts of Madrigal or any Madrigal Indemnified Party.

7.2

Indemnification by Madrigal. Madrigal shall indemnify, defend and hold harmless Tarveda, each of its Affiliates, Sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, a “Tarveda Indemnified Party”) from and against any and all Liabilities that the Tarveda Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

7.2.1

the material breach by Madrigal of any of its representations, warranties or covenants set forth in this Agreement, except to the extent caused by the gross negligence or intentional acts of Tarveda or any Tarveda Indemnified Party;

7.2.2

any claim that the Madrigal Technology used to Exploit any Agreement Product or Diagnostic Product was misappropriated by Madrigal from any Third Party (excluding any claims of infringement of a Patent); or

7.2.3

any claims of any nature arising out of the Development activities performed by Madrigal with respect to any Agreement Product prior to the Effective Date, other than claims for which Tarveda is required to indemnify Madrigal pursuant to Section 7.1.

7.3

Procedure. Each Party shall notify the other Party in writing if it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this ARTICLE 7, such Party (the “Indemnified Party”) shall give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide a copy to the Indemnifying Party of any complaint, summons or other written or verbal notice that the Indemnified Party receives in connection with any such claim. An Indemnified Party’s failure to deliver written notice shall relieve the Indemnifying Party of liability to the Indemnified Party under this ARTICLE 7 only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim. Provided that the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party shall permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise and any

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failure to contest prior to assuming control shall be deemed to be an admission of the obligation to indemnify. The Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to such claim and shall not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent which shall not be withheld, delayed or conditioned unreasonably other than settlements only involving the payment of monetary awards for which the Indemnifying Party shall be fully-responsible. The Indemnified Party shall cooperate with the Indemnifying Party in such Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s sole cost and expense.

7.4

Insurance. Tarveda shall maintain, at its cost, reasonable insurance against liability and other risks associated with its Exploitation of the rights granted hereunder, and shall furnish to Madrigal evidence of such insurance upon request. Notwithstanding the foregoing, Tarveda may self-insure to the extent that it self-insures for its other similar activities.

7.5

LIMITATION OF CONSEQUENTIAL DAMAGES. Except for (a) claims of a Third Party that are subject to indemnification under this ARTICLE 7, (b) claims arising out of a Party’s willful misconduct, or (c) a Party’s breach of ARTICLE 9, neither Party nor any of its Affiliates shall be liable to the other Party or its Affiliates for any incidental, consequential, special, punitive or other indirect damages, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

7.6

Limitation on Damages. In the event that it is determined that Madrigal is liable to Tarveda, or any successor-in-interest or any other Person making a claim under or with respect to this Agreement, for amounts in excess of the amounts actually received by Madrigal under Article 4 prior to the event giving rise to such claim (“Prior Payments”), then Madrigal shall only be required to cover any liabilities up to the amount of the Prior Payments, provided that Tarveda shall have the right to off-set any future payments payable to Madrigal under Article 4 for any such amount of liabilities in excess of the amount of the Prior Payments.

ARTICLE 8.

TERM AND TERMINATION

8.1

Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall expire, unless the Agreement is terminated earlier as provided below, on the last to expire of any payment obligation under this Agreement.

8.2

Termination at Will by Tarveda. This Agreement may be terminated at any time by Tarveda on [***] days’ notice to Madrigal, provided that no such termination shall be effective prior to Completion of the first Phase 1 Clinical Trial for STA-8666, unless the data package as of the Effective Date does not allow an IND approval by the FDA for the

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first Phase 1 Clinical Trial for STA-8666 without significant additional work or the first Phase 1 Clinical Trial for STA-8666 is discontinued due to safety reasons.

8.3	Termination for Material Breach. Either Party shall have the right to terminate this agreement for the other Party’s material breach.

8.3.1

Tarveda’s Right to Terminate. If Tarveda believes that Madrigal is in material breach of this Agreement, then Tarveda may deliver notice of such material breach to Madrigal. If the breach is curable, Madrigal shall have [***] days ([***] days in the case of any default in a payment obligation) from the receipt of such notice to cure such breach. If either Madrigal fails to cure such breach within the applicable period or the breach is not subject to cure (a “Madrigal Breach Event”), Tarveda in its sole discretion may terminate this Agreement by providing written notice to Madrigal.

8.3.2

Madrigal’s Right to Terminate. If Madrigal believes that Tarveda is in material breach of this Agreement, then Madrigal may deliver notice of such material breach to Tarveda. If the breach is curable, Tarveda shall have [***] days ([***] days in the case of any default in a payment obligation) following receipt of such notice to cure such breach. If Tarveda fails to cure such breach within the applicable period or the breach is not subject to cure, Madrigal in its sole discretion may terminate this Agreement by providing written notice to Tarveda.

8.3.3

Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Party that is in purported breach of this Agreement (the “Breaching Party”) in this Section 8.3 disputes in good faith the existence, materiality, or failure to cure of any such breach, and provides notice to the other Party (the “Non-Breaching Party”) of such dispute within the relevant cure period, the Non-Breaching Party shall not have the right to terminate this Agreement, unless and until the relevant dispute has been resolved. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

8.4

Patent Challenge. Madrigal shall have the right to terminate this Agreement immediately upon written notice to Tarveda if Tarveda or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Madrigal Technology Patent.

8.5

Termination for Insolvency. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] days of the filing thereof (each,

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an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to insolvent Party.

8.5.1

If Tarveda terminates this Agreement pursuant to this Section 8.5, all rights and licenses now or hereafter granted by Madrigal to Tarveda under or pursuant to this Agreement, with respect to the Madrigal Technology Patents are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Madrigal agrees that Tarveda, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. If (x) a case under the U.S. Bankruptcy Code is commenced by or against Madrigal, (y) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (z) Tarveda elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, Madrigal (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shallnot interfere with Tarveda’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

8.6

Termination Upon Conversion Election. Upon election by Madrigal of the Conversion Election pursuant to Section 3.9, this Agreement shall terminate with respect to STA-8666 only and the provisions of Section 8.7 shall only apply to STA-8666.

8.7	Consequences of Expiration or Termination of the Agreement.

8.7.1	Expiration of Term. If this Agreement expires, rather than being terminated early, the Exclusive License shall be fully paid and irrevocable.

8.7.2	In General. On expiration or termination of this Agreement for any reason, the following terms shall apply:

(a)

Termination or expiration of this Agreement for any reason shall be without prejudice to any rights or financial compensation that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(b)

The following provisions of this Agreement shall survive the expiration or termination of this Agreement: Article 1 (to the extent relevant to other surviving provisions), Article 4 (to the extent of obligations accrued prior to expiration or termination), Section 5.1, Section 6.4, Article 7 (to the extent of Liabilities accruing prior to expiration or termination), Section 8.7, Article 9, and Article 10.

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8.7.3	Termination. If this Agreement is terminated before the expiration of the Term by a Party, then, in addition to the terms set forth in Section 8.7.2, the following terms shall apply:

(a)

the Parties shall return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information including physical materials as described in Section 1.32. Notwithstanding the foregoing, the Parties shall be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes;

(b)

except as set forth in Section 8.7.3(d), the applicable licenses granted by Madrigal to Tarveda under this Agreement shall terminate, and Tarveda and its Affiliates shall cease Exploiting Agreement Products and Diagnostic Products (but only to the extent such Agreement Products or Diagnostic Products were either (i) generated using the Madrigal Technology or (ii) Covered by an HDC Patent) or otherwise use the Madrigal Technology;

(c)	except as explicitly set forth in Section 8.7.2, Tarveda shall have no further rights and Madrigal shall have no further obligations under the Agreement; and

(d)

any permitted Sublicense of Tarveda shall, at the Sublicensee’s option, survive such termination; provided that the Sublicensee is not in material breach of any of its obligations under such Sublicense. In order to effect this provision, at the request of the Sublicensee, Madrigal shall enter into a direct license with the Sublicensee on substantially the same terms as the Sublicense; provided that Madrigal shall not be required to undertake obligations in addition to those required by this Agreement, and that Madrigal’s rights under such direct license shall be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.

ARTICLE 9.

CONFIDENTIALITY

9.1

Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five years thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and shall not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information in any manner not expressly authorized pursuant to the terms of this Agreement; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly authorized pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, to the extent that Tarveda provides to Madrigal

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any Confidential Information owned by any Third Party, Madrigal shall handle such Confidential Information in accordance with the terms and conditions of this ARTICLE 9 applicable to a Receiving Party.

9.2

Authorized Disclosure. Notwithstanding the foregoing provisions of Section 9.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

9.2.1	file or prosecute patent applications as contemplated by this Agreement;

9.2.2	prosecute or defend litigation;

9.2.3	exercise its rights and perform its obligations hereunder;

9.2.4

subject to the remainder of this Section 9.2, to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional ethical obligations); or

9.2.5	comply with Applicable Law.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 9.2, the Disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information. In addition to the foregoing, Tarveda may disclose Madrigal’s Confidential Information to Third Parties in connection with the actual or potential Exploitation of Agreement Products or Diagnostic Products; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein.

Notwithstanding anything to the contrary contained herein, in no event may Madrigal disclose Tarveda’s Confidential Information to any Third Party (including any of Madrigal’s investors, collaborators or licensees) engaged in the Exploitation of a Competitive Product.

9.3

SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country; provided, that such Party shall reasonably consider the comments of the other Party regarding confidential treatment sought for such disclosure.

9.4	Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, Confidential Information shall not include Residual Knowledge. Any use made

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by the Receiving Party of Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

9.5	Public Announcements.

9.5.1

Announcement. Promptly following the execution and delivery of this Agreement, the Parties shall issue a joint press release substantially in the form attached hereto as Schedule 9.5.1. The Parties shall negotiate in good faith to prepare a final press release within five (5) business days after the Effective Date.

9.5.2

No Use of Names. Except for the public announcement described in Section , and as otherwise required by Applicable Law, neither Party shall disclose or use the name or other identifying marks of the other Party in any advertisement, press release or other publicity inconsistent with such public announcement, without that Party’s prior written approval.

9.6

Publications. During the Term, Tarveda shall make all determinations in its sole discretion regarding any proposed academic, scientific and medical publication or public presentation related to any Agreement Product or Diagnostic Product or any activities conducted pursuant to this Agreement.

ARTICLE 10.

MISCELLANEOUS

10.1

Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party, except as follows: (a) a Party may, subject to the terms of this Agreement, assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets or sale of stock or ownership interest; and (b) either Party may assign its rights and obligations under this Agreement to any of its Affiliates; provided that such Party shall remain liable for all of its rights and obligations under this Agreement. The assigning or transferring Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 10.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.1 shall be void.

10.2

Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses Commercially Reasonable Efforts to remove the condition.

10.3	Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it

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has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

10.4

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or emailed PDF (and promptly confirmed by personal delivery, registered or certified mail or overnight courier) or sent by nationally-recognized overnight courier, addressed as follows:

If to Tarveda:

Tarveda Therapeutics, Inc.

134 Coolidge Avenue

Watertown, Massachusetts 02472

Attn: Drew Fromkin, Chief Executive Officer

with a copy to:

Cooley LLP

500 Boylston Street

Boston, Massachusetts 02116

Attn: Marc Recht

If to Madrigal:

Madrigal Pharmaceuticals

200 Barr Harbor Drive, Suite 400

West Conshohocken, PA 19428

Attn: Chief Executive Officer

with a copy to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive,

Suite 1600

Newport Beach, CA 92660

Attn: Michael Lawhead

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email PDF on a Business Day (or if delivered or sent on a non-business day, then on the next Business Day); or (b) on receipt if sent by overnight courier.

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10.5

Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of Tarveda and Madrigal.

10.6

Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

10.7

Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as shall most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

10.8	Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.9

Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to Madrigal or Tarveda from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

10.10

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term or after the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Chief Executive Officers (or his or her senior executive non-counsel designee) of each Party. If the matter is not resolved within thirty (30) days

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following the request for discussions, either Party may then invoke the provisions of Section 10.11.

10.11

Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 10.10, shall be settled by binding arbitration administered by the American Arbitration Association pursuant to its Commercial Arbitration Rules (the “AAA Rules”) then in effect, except as otherwise provided herein. The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The arbitration shall be conducted by three arbitrators, who shall be selected in accordance with the AAA Rules. The United States Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration. The arbitration will be conducted in Boston, Massachusetts, if initiated by Madrigal, and in Philadelphia, Pennsylvania, if initiated by Tarveda, and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the AAA Rules.

10.12

Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to conflict of law principles thereof, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

10.13

Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including that certain Confidentiality Agreement between Tarveda and Madrigal dated April 18, 2016, which is hereby superseded and replaced in its entirety as of the Effective Date, and any Confidential Information disclosed by the Parties under such agreement shall be treated in accordance with the provisions of ARTICLE 9.

10.14

Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

10.15	Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the

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use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “shall” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), and (l) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

10.16

No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement except for the provisions of Article 7 (Indemnification) (with respect to which the persons to which Article 7 (Indemnification) applies shall be Third Party beneficiaries for Article 7 (Indemnification) only in accordance with the terms and conditions of Article 7 (Indemnification)).

10.17

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.18

Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and both of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile or digital transmission (.pdf), each of which shall be binding when received by the applicable Party.

10.19	Affiliates. Tarveda may perform any activities authorized under this Agreement itself or through any of its Affiliates. Tarveda will be responsible for compliance by its Affilates

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with this Agreement and will be responsible for all acts and omissions of such Affiliates as if committed or omitted by Tarveda.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

TARVEDA THERAPEUTICS, INC.		MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ Drew Fromkin	By:	/s/ Paul A. Friedman
	Drew Fromkin		Paul A. Friedman

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Schedule 6.2.8

Madrigal Technology Patents

Country	Application No.	Filing Date	Application Status	Client Ref	Title

[***]

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Schedule 9.5.1

Press Release

Madrigal Pharmaceuticals and Tarveda Therapeutics Announce Exclusive License Agreement for

HSP90 Drug Conjugate (HDC) Oncology Lead Program and Platform

- First clinical candidate PEN-866 positioned for clinical trials in 1H 2017 –

- Total payments to Madrigal could exceed $249 Million –

Conshohocken, PA. and Watertown, MA– September     , 2016 – Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutic candidates for the treatment of cardiovascular, metabolic and liver diseases, and Tarveda Therapeutics, Inc., a biopharmaceutical company discovering and developing PentarinsTM as a new class of targeted anti-cancer medicines to advance the treatment of patients with solid tumors, today announced an exclusive worldwide license agreement providing for the discovery, development and commercialization by Tarveda of products based on Madrigal’s HSP90 Drug Conjugate (HDC) program, including the lead clinical candidate, PEN-866 (formerly STA-8666).

HDCs are designed to increase cancer cell killing while reducing collateral damage to normal cells by selectively accumulating and retaining the HDCs in tumors. The clinical benefits of chemotherapies and other potent payloads are commonly limited by insufficient drug exposure in the tumor and/or systemic toxicities. HDCs are small-molecule drugs consisting of an HSP90 targeting moiety joined to an anti-cancer payload via a linker optimized for controlled release of the payload inside cancer cells. They are designed to deliver a higher effective concentration of drug to the tumor cells, which is retained in these cells to create a sustained therapeutic effect. Madrigal acquired the HDC program via its recent merger with Synta Pharmaceuticals, Inc.

PEN-866 is an HDC that comprises an HSP90 ligand conjugated to SN-38, the highly-potent, active metabolite of irinotecan. PEN-866 has shown an impressive degree of efficacy and durability of response in multiple preclinical tumor models, including patient-derived xenograft models across multiple studies. SN-38 released from PEN-866 accumulated at high levels within the tumors and was associated with increased and widespread cancer cell death when compared with irinotecan.

Under the terms of the agreement, Madrigal will receive an upfront payment and is eligible to receive up to an aggregate of $163 million of contingent payments based upon the achievement of specified development, regulatory and sales milestones related to the first HDC product developed under the agreement. Madrigal is also eligible to receive a tiered, single-digit royalty based on future worldwide sales of HDC products. Potential development, regulatory and sales milestone payments related to a second HDC product, if developed, would be lower. Tarveda will be responsible for all of the development costs for the HDC program.

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“We are pleased to have completed this important and potentially valuable agreement with Tarveda,” said Paul A. Friedman, M.D., Chairman and CEO of Madrigal. “This transaction is a key element of Madrigal’s strategy to out-license our novel oncology assets to organizations with the oncology focus and resources to fully exploit the opportunity for product development and commercial success.”

The team at Tarveda is comprised of seasoned oncology leaders, scientists and drug developers who are taking a novel approach to cancer treatment by creating PentarinsTM, which are miniaturized drug conjugates uniquely designed to target, penetrate and treat solid tumors. Creating Pentarin drug conjugates that drive efficacy in solid tumors is the core expertise and focus of the team at Tarveda.

“Through our Pentarin platform, Tarveda is developing therapeutics to address the limitations of current cancer therapies,” said Drew Fromkin, President and CEO of Tarveda. “Pentarins penetrate deep into solid tumors and cause cancer cell death with highly selective targeting, tuned linkers and potent payloads that are chosen based on a keen understanding of the biology and physiology of the targeted tumors. We are pleased to add the HSP90 program with lead drug program PEN-866 and the broader HSP90 platform to our strong and growing pipeline of oncology therapeutics, all of which are supported by an impressive body of intellectual property and a wide range of conjugate discovery and development opportunities. Tarveda is particularly well-positioned to advance this program to create potential value for all stakeholders.”

About Madrigal Pharmaceuticals, Inc.

Madrigal Pharmaceuticals, Inc. is a company focused on the development of novel compounds for the treatment of cardiovascular-metabolic diseases and nonalcoholic steatohepatitis (NASH). The Company’s lead candidate, MGL¬3196, is an orally administered, small-molecule liver-directed ß-selective THR agonist with high liver uptake for the treatment of NASH and dyslipidemia/hypercholesterolemia including in heterozygous and homozygous familial hypercholesterolemia (HeFH, HoFH). For more information, visit: http://www.madrigalpharma.com.

About Tarveda Therapeutics, Inc.

Tarveda Therapeutics, Inc., is a biopharmaceutical company discovering and developing PentarinsTM as a new class of targeted anti-cancer medicines to advance the treatment of patients with solid tumor cancers. Tarveda’s lead Pentarin drug candidate, PEN-221, is a miniaturized biologic drug conjugate that targets the somatostatin receptor for treatment of patients with neuroendocrine cancers including small-cell lung cancer. Tarveda’s strategy includes developing its own proprietary Pentarins as well as applying the Pentarin platform to enhance the effectiveness of the targeting moieties and payloads of pharmaceutical collaborators. Tarveda has attracted top-tier investors including Novo A/S, New Enterprise Associates, Flagship Ventures, NanoDimension, and Eminent Venture Capital.

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Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, and plans may be deemed forward-looking statements. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make, including, but not limited to, our ability to successfully progress, partner or complete further development of our programs, the timing, cost and uncertainty of obtaining regulatory approvals, our ability to protect our intellectual property, changes in the regulatory landscape, and other factors listed under “Risk Factors” in our filings with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

Contacts:

Investors & Media:

Madrigal Pharmaceuticals, Inc.

Marc Schneebaum

IR@madrigalpharma.com

Tarveda Therapeutics, Inc.

[Name] TBD

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